Registration No. 333-179476

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AKORN, INC.
(Exact name of registrant as specified in its charter)

Louisiana (State of Incorporation)	72-0717400 (I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
 (847) 279-6100
(Address of principal executive offices)

Amended and Restated Akorn, Inc. 2003 Stock Option Plan
(Full title of the plan)

Joseph Bonaccorsi, Esq.
Senior Vice President, General Counsel and Secretary
Akorn, Inc.
1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
(847) 279-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Donald E. Figliulo, Esq.
Polsinelli PC
161 N. Clark Street, Suite 4200
Chicago, IL 60601
(312) 463-6311
(312) 893-2164 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 2 to the registration statement on Form S-8 (File No. 333- 179476) filed by Akorn, Inc.  (the “Company”) on February 20, 2012, and as amended by Post-Effective Amendment No. 1 filed on September 6, 2012, is filed in order to deregister securities remaining under such registration statement.

On February 20, 2012 the Company filed a registration statement on Form S-8 (File No. 333- 179476) to register 8,000,000 shares of Company common stock, no par value, under the Company’s Amended and Restated 2003 Stock Option Plan (the “Prior Plan”).  As of November 6, 2013, in accordance with its terms, the Prior Plan was no longer available for future grants (although outstanding awards under the Prior Plan will continue in accordance with their terms). At the time of the Prior Plan’s expiration on November 6, 2013, a total of 19,000,000 shares of common stock were reserved for issuance under the Prior Plan, of which 6,816,500 shares remained available for future awards.

At the Company’s annual meeting of shareholders that is scheduled to be held on May 2, 2014 (the “Annual Meeting”), the Company’s shareholders are being asked to consider a proposal to approve the adoption of the Company’s 2014 Stock Option Plan (the “2014 Plan”). If the 2014 Plan is approved by the shareholders, the aggregate number of shares of common stock that will be reserved and available for issuance pursuant to awards under the 2014 Plan will be 7,500,000, of which 6,816,500 shares (referred to herein as the “Carry Forward Shares”) are those that remained available for future awards under the Prior Plan when it expired on November 6, 2013.  The Carry Forward Shares are not eligible to be issued pursuant to the Prior Plan but instead will be available for awards under the 2014 Plan if the 2014 Plan is approved by the shareholders at the Annual Meeting.

This Post-Effective Amendment No. 2 is being filed to deregister the Carry Forward Shares under the Prior Plan. The Company filed a separate registration statement on Form S-8 on the date hereof to (i) register 7,500,000 shares, including the Carry Forward Shares, which, subject to shareholder approval, may be issued pursuant to the 2014 Plan, and (ii) carry over the filing fees for the Carry Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 2 is hereby filed (i) to reflect that, the Carry Forward Shares are not eligible to be issued pursuant to the Prior Plan and instead will be available for issuance under the 2014 Plan, subject to shareholder approval of the 2014 Plan, and (ii) to carry over the registration fees paid for all the Carry Forward Shares from the registration statement on Form S-8 (File No. 333-179476), filed for the Prior Plan, to the registration statement on Form S-8 filed for the 2014 Plan, which the Company intends to file contemporaneously with the filing of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post- Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 2, 2014.

AKORN, INC.

By:	/s/ Rajat Rai,
Rajat Rai,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rajat Rai	Chief Executive Officer	May 2, 2014
Rajat Rai	(Principal Executive Officer)

/s/ Timothy Dick	Chief Financial Officer	May 2, 2014
Timothy Dick	(Principal Financial and Accounting Officer)

/s/ John N. Kapoor, PH.D.	Director, Chairman of the Board	May 2, 2014
John N. Kapoor, Ph.D

/s/ Kenneth S. Abramowitz	Director	May 2, 2014
Kenneth S. Abramowitz

/s/ Adrienne L. Graves	Director	May 2, 2014
Adrienne L. Graves

/s/ Ronald M. Johnson	Director	May 2, 2014
Ronald M. Johnson

/s/ Steven J. Meyer	Director	May 2, 2014
Steven J. Meyer

/s/ Brian Tambi	Director	May 2, 2014
Brian Tambi

/s/ Alan Weinstein	Director	May 2, 2014
Alan Weinstein